Exhibit 4.1

LOAN AGREEMENT

dated as of

October 25, 2013

among

FISERV, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SUNTRUST BANK, U.S. BANK NATIONAL

ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION and PNC BANK, NATIONAL

ASSOCIATION,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES

LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SUNTRUST ROBINSON HUMPHREY, INC.,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC and PNC CAPITAL MARKETS LLC,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

Page
SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.04	—	List of Litigation
Schedule 3.11	—	List of Environmental Matters
Schedule 3.13	—	List of Material Subsidiaries; Capital Stock
Schedule 6.01	—	List of Existing Indebtedness

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	—	Form of Opinion of General Counsel of the Loan Parties
Exhibit C	—	List of Closing Documents
Exhibit D	—	Form of Subsidiary Guaranty
Exhibit E	—	Form of Compliance Certificate
Exhibit F-1	—	Form of Borrowing Request
Exhibit F-2	—	Form of Interest Election Request

LOAN AGREEMENT (this “Agreement”) dated as of October 25, 2013 among FISERV, INC., the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SUNTRUST BANK, U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by merger or consolidation (where the Borrower or any of its Subsidiaries is ultimately the surviving or continuing entity), devise, bequest, gift, through a dividend or otherwise), of (a) Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the Control of such Person, (b) any business, going concern or division or segment thereof, or (c) the Property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business. “Acquired” shall have a correlative meaning. Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Borrower and/or one or more of its Subsidiaries.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person (other than a consolidated subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, in the amount of $900,000,000, as the same may be terminated pursuant to Section 2.09.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage obtained by dividing such Lender’s outstanding Loans by the aggregate outstanding principal amount of all of the Loans at such time, giving effect to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the ratings by two (2) nationally recognized rating agencies as selected by the Borrower and agreed to by the Administrative Agent and thereafter disclosed to the Lenders, respectively, applicable on such date to the Index Debt (the “Index Debt Ratings”):

Index Debt Ratings:	Eurodollar Spread	ABR Spread
Category 1: A3 or A- or higher	1.00%	0%
Category 2: Baa1 or BBB+	1.125%	0.125%
Category 3: Baa2 or BBB	1.25%	0.25%
Category 4: Baa3 or BBB-	1.50%	0.50%
Category 5: Ba1 or BB+ or lower	1.75%	0.75%

For purposes of, and notwithstanding, the foregoing,

(i) if either such rating agencies shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;

(ii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;

(iii) if the Index Debt Ratings established or deemed to have been established by such rating agencies shall be changed (other than as a result of a change in the rating system of either rating agency), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.07 or otherwise; and

(iv) each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either rating agency shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Fiserv, Inc., a Wisconsin corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit F-1 or such other form as the Administrative Agent may approve from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower; or (b) during any period of up to three consecutive calendar years commencing on or after the Effective Date, individuals (i) who were directors of the Borrower on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of directors who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., SunTrust Bank, U.S. Bank National Association, Wells Fargo Bank, National Association and PNC Bank, National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans on the Effective Date, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated” means the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be paid, to pay over to any Credit Party any amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition to such payment (specifically identified and including the particular condition, if any) has not been satisfied or (b) has become the subject of a Bankruptcy Event.

“Designated Persons” means any Person listed on a Sanctions List.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus, without duplication, the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, (vii) other non-cash charges and expenses, (viii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or in connection with an Acquisition permitted hereunder, (ix) cash non-recurring expenses, costs, charges and losses in respect of discontinued operations and the issuance or incurrence of debt, (x) other cash non-recurring expenses, costs, charges and losses (including those resulting from restructurings, divestitures and severances) in an aggregate amount not to exceed $50,000,000 during any period of four consecutive fiscal quarters and (xi) with respect to each Acquisition, cost synergies (net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Borrower in good faith to be realized within 18 months following such Acquisition, net of the amount of any such cost synergies otherwise included, or added back, pursuant to this definition, provided that (A) the amount added back under this clause (xi) with respect to any period may not exceed five percent (5%) of EBITDA for such period (as calculated without giving effect to this clause (xi)) and (B) such cost synergies have been reasonably detailed by the Borrower (in a form consistent with the form provided to the Agents prior to the Effective Date) in the applicable Compliance Certificate, minus (xii) extraordinary gains realized other than in the ordinary course of business and (xiii) any cash payments made during such period in respect of the item described in clause (vi) or (vii) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense or other non-cash charge, as applicable, was incurred.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability in a material amount or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate (except pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower or any other Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any withholding tax that is imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) , any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Borrower.

“Financial Statements” is defined in Section 3.12.

“FIN 46 Entity” means any Person the financial condition and results of which, solely due to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (Revised December 2003, and as otherwise amended, restated, supplemented, replaced or otherwise modified from time to time, including by FASB Statement of Financial Accounting Standards No. 167 (June 2009)) the Borrower is required to consolidate in its financial statements.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, without duplication (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business and provided further that the amount of each “Guarantee” shall be the lesser of (a) the amount of the primary obligation with respect thereto or, if not stated, the reasonably expected liability in respect of such primary obligation, and (b) the stated maximum amount of such “Guarantee”.

“Guaranty Ratings Threshold” means that at any time, the Borrower’s Index Debt is rated (i) at or above A- by S&P and (ii) at or above A3 by Moody’s.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a bank holding company or a financial holding company, in either case within the meaning of the Bank Holding Company Act.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all Guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any intercompany indebtedness or any indebtedness that has been defeased, provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such indebtedness.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than Subsidiaries) or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated October 2013 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means as of any date, the ratio of (a) the Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ended on such date to (b) Consolidated interest expense of the Borrower for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit F-2 or such other form as the Administrative Agent may approve from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date, the ratio of (a) the Consolidated Indebtedness of the Borrower and the Subsidiaries on such date to (b) Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset and excluding operating leases, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement on the Effective Date, it being understood that conversions and continuations of Loans are not Loans hereunder.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(d) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business or assets of the Borrower and the Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Borrower and/or its Subsidiaries as disclosed in the Borrower’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date), (ii) the ability of any Loan Party to perform its obligations under the Loan Documents, or (iii) the ability, due to circumstances not caused by the Administrative Agent or any Lender, of the Administrative Agent or any Lender to enforce the Loan Documents against any Loan Party.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $140,000,000.

“Material Subsidiary” means each Domestic Subsidiary which (on an unconsolidated basis and excluding intercompany income statement items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Borrower, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed revenues in an amount greater than ten percent (10%) of the revenues of the Borrower and its Domestic Subsidiaries on a consolidated basis for the four consecutive fiscal quarter period most recently ended; provided, however, that none of the following shall be deemed to constitute a “Material Subsidiary” hereunder: (i) SPEs, (ii) entities that are prohibited by law from Guaranteeing the Obligations, (iii) captive insurance companies and (iv) joint venture Subsidiaries formed after the Effective Date to the extent the organizational documents of any such Subsidiary prohibit such Subsidiary from Guaranteeing the Obligations.

“Maturity Date” means October 25, 2018.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a Consolidated balance sheet of the Borrower and the Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

“New Bond Indenture” means the Indenture, dated as of November 20, 2007, between the Borrower, as Issuer, the Subsidiaries party thereto as guarantors and U.S. Bank National Association, as Trustee, as amended or supplemented from time to time.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders. any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Operating Entity” means (a) any Person, (b) any business or operating unit of a Person (i) which is operated separate and apart from the other businesses and operations of such Person, or (ii) whose products and services are uniquely divisible from the products and services of such Person, or (c) any other line of business or business segment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but excluding Excluded Taxes.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

“Permitted Sale-Leaseback Transactions” means sales or transfers by the Borrower or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six (36) months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Borrower and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.02(r), exceeds 10.0% of Net Worth. For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Borrower) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the Loans or to the repayment of any Indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Aggregate Commitment; provided that, upon the funding of the Loans on the Effective Date, “Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of the aggregate outstanding principal amount of all of the Loans at such time.

“Restricted Payment” means, with respect to any Person, any of the following, whether direct or indirect: (a) the payment by such Person of any dividend or distribution on any class of stock of such Person, except to the extent payable solely in shares of that class of stock to the holders of such class, (b) the payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person except to the extent payable in stock of such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person. For all purposes hereof, the amount of any Restricted Payment made through the transfer of property shall be deemed to be the greater of (x) the fair market value of such property (as determined in good faith by the Board of Directors of the Borrower) and (y) the net book value thereof on the books of the Borrower or any Subsidiary (as determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is paid, distributed, made or set apart, as the case may be.

“Revolving Facility” means the revolving credit facility evidenced by the Revolving Facility Agreement.

“Revolving Facility Agreement” means that certain Amended and Restated Credit Agreement dated as of August 1, 2012 by and among the Borrower, the foreign subsidiary borrowers from time to time party thereto and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means:

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission of the United States or such other Governmental Authority succeeding to the functions thereof.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.

“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means any and all shares, partnership interests, membership interests, warrants, options, rights of conversion, participations or other equivalents (however designated) of equity interests in a Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to the Borrower or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower, other than Bastogne, Inc. and any other SPE.

“Subsidiary Guarantor” means each Subsidiary (other than Foreign Subsidiaries) acting as such pursuant to Section 5.11 hereof from time to time (and giving effect to any releases in accordance with the terms hereof) or otherwise. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.13 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit D (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Total Assets” means, as the date of any determination thereof, total assets of a Person calculated in accordance with GAAP on a consolidated basis as of such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Effective Date (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Sections 5.07(a) and 5.07(c) (and in any event excluding computations by the Borrower in respect of compliance with Section 6.09) shall be prepared without giving effect to this sentence).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Loans to the Borrower in Dollars in a single draw on the Effective Date in an aggregate principal amount that will not result in (a) the principal amount of such Lender’s Loans exceeding such Lender’s Commitment or (b) the aggregate principal amount of the Loans exceeding the Aggregate Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. i) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment. Borrowings of more than one Type may be outstanding at the same time.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Request for Initial Borrowings. To request the initial Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. [Intentionally Omitted].

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings. ii) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., Chicago time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. iii) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, if not so specified, as provided in Section 2.03) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, if not so specified, as provided in Section 2.03). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(b) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination of Commitments. The Commitments shall terminate upon the funding of the Loans on the Effective Date.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrower shall repay the Loans (i) on (or before) the last Business Day of each December, commencing on December 31, 2014, with each such payment to be in an aggregate amount equal to 10% of the aggregate principal amount of all Loans outstanding on the Effective Date (as the amount of each such installment may be reduced from time to time under Section 2.11 as the result of one or more prepayments), and (ii) on the Maturity Date, in the aggregate principal amount of all Loans outstanding on such date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with this Section; provided that (i) each prepayment of a Eurodollar Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) each prepayment of an ABR Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m.,

Chicago time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified prepayment date. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied (i) so long as no Default or Event of Default has then occurred and is continuing, as the Borrower directs and (ii) at all other times, in the inverse order of maturity, ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and, unless repaid, such Borrowing shall be made as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. iv) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender; or

(iii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located and (C) withholding taxes imposed under FATCA) on its loans, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).

(c) A certificate of a Lender setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower contemporaneously with any demand for payment hereunder and shall be conclusive absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions if such Lender fails to notify the Borrower within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender provided notice thereof to the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Lenders and the Administrative Agent will, at the expense of the Borrower, cooperate with the Borrower in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Lenders and the Administrative Agent shall have no obligation to (i) engage in litigation with respect thereto or (ii) disclose any tax return or other confidential information.

(a) In addition, the Borrower shall pay any Other Taxes related to the Borrower to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender contemporaneously with any demand for payment, and shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(e) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender any amount which the Borrower is liable to withhold due to the failure of such Lender to file any statement of exemption required by the Code.

(f) Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent and the Loan Parties, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the applicable Loan Party (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).

(g) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provision shall apply for so long as such Lender is a Defaulting Lender: the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, the foregoing shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall cease to be a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Existence and Power. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and each of the Borrower and its Subsidiaries is in good standing and authorized to do business in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authority. Each Loan Party has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other entity action and are in full compliance with its certificate of incorporation, by-laws or other comparable documents. No consent or approval of, or other action by, shareholders or other equity owners of any Loan Party, any Governmental Authority or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, (b) except for the filing of the Loan Documents with the SEC, is required of the Borrower or any Subsidiary in connection with the execution and delivery by the Borrower or such Subsidiary of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against any Loan Party of the Loan Documents to which it is a party.

SECTION 3.03. Binding Agreements. The Loan Documents constitute the valid and legally binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

SECTION 3.04. Litigation.

(a) Except as set forth on Schedule 3.04 and in the Borrower’s filings on Forms 10-K, 10-Q or 8-K, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(b) There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (ii) which would reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

SECTION 3.05. No Conflicting Agreements.

(a) Neither the Borrower nor any Subsidiary is in default under any existing mortgage, indenture, contract, or agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse Effect. No notice to, or filing with, any Governmental Authority is required for the due execution or delivery (except for the filing of the Loan Documents with the SEC promptly thereafter) or performance by any Loan Party of the Loan Documents to which it is a party other than those notices or filings which have been given and filed, as the case may be.

(b) No provision of any existing mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness, in each case binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary, and no provision of any statute, rule, regulation, judgment, decree or order binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by any Loan Party of the terms of, any Loan Document. The execution, delivery or performance by each Loan Party of the terms of each Loan Document to which it is a party will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than any Lien permitted under Section 6.02) upon the Property of the Borrower or any Material Subsidiary pursuant to the terms of any mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary.

SECTION 3.06. Taxes. The Borrower and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Governmental Regulations. Neither the Borrower nor any Subsidiary nor any corporation controlling the Borrower or any Subsidiary or under common control with the Borrower or any Subsidiary is subject to regulation under the Investment Company Act of 1940.

SECTION 3.08. Federal Reserve Regulations; Use of Loan Proceeds. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and the Subsidiaries. The Borrower has not used and will not use the proceeds of the Loans for any purpose other than its general corporate purposes (including permitted Acquisitions, refinancing existing Indebtedness, repurchases of the Borrower’s Stock and capital expenditures, in each case to the extent not inconsistent with the terms hereof). Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower (i) in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulations U or X of the Board or (ii) to fund any tender offer for, or other Acquisition of, Stock issued by any other Person with a view towards attaining Control of such other Person at a time when the board of directors or other similar managing body of such Person shall not have approved of such attainment of Control.

SECTION 3.09. Disclosure. None of the Information Memorandum, any Loan Document or any material information delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect on the date when made or furnished; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Plans. Each Employee Benefit Plan of the Borrower, each Subsidiary and each ERISA Affiliate is in compliance with ERISA and the Code, where applicable, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred by the Borrower, any Subsidiary or any ERISA Affiliate, except to the extent that such liability, individually or in the aggregate, is not in excess of $140,000,000. Liability, as referred to in this Section 3.10, includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B and 4980D of the Code, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Environmental Matters. Except as set forth in Schedule 3.11 and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each Subsidiary possess all Environmental Permits currently required under applicable Environmental Laws to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms and conditions of such Environmental Permits, nor has the Borrower or any Subsidiary received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed; (b) the Borrower and each Subsidiary is currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws; (c)(i) the Borrower has not received notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information pending or threatened under any Environmental Law against the Borrower or any Subsidiary, and (ii) the Borrower has not received notice of actual or potential liability under any Environmental Law that has not been resolved, including, but not limited to, any liability that the Borrower or any Subsidiary may have retained or assumed either contractually or by operation of law; (d) as of the date hereof, no property or facility currently, or to the best of the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any present or former Subsidiary, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or CERCLIS, both promulgated under the CERCLA, or on any comparable foreign or state list established under any Environmental Law; (e)(i) there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Borrower, any Subsidiary or respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by the Borrower, any Subsidiary or any predecessor in interest; and (ii) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case, that could reasonably be expected to require investigation, removal, remedial or corrective action by the Borrower or that would reasonably likely result in liabilities of, or losses, damages or costs to the Borrower under any Environmental Law; (f)(i) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by the Borrower, any Subsidiary or respective predecessors in interest except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (ii) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation, except in compliance with Environmental Laws; and (g) no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Borrower or any Subsidiary under any Environmental Law.

SECTION 3.12. Financial Statements.

(a) The Borrower has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 2012, and the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, for the fiscal year then ended (collectively, together with the related notes and schedules, the “Financial Statements”). The Financial Statements fairly present in all material respects the Consolidated financial condition and results of the operations of the Borrower and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect.

(b) Since December 31, 2012, there has been no material adverse change in the financial condition, operations, business or assets of the Borrower and its Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Borrower and/or its Subsidiaries as disclosed in the Borrower’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date).

SECTION 3.13. Material Subsidiaries; Capital Stock. As of the date of this Agreement, each Material Subsidiary of the Borrower is set forth on Schedule 3.13. The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.14. Holding Company Status. Neither the Borrower nor any Subsidiary is a Holding Company.

SECTION 3.15. OFAC and Anti-Corruption Laws.

(a) The Borrower and, to the best of its knowledge, its controlled affiliated companies and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) None of the Borrower or, to the best of its knowledge, its controlled affiliated companies or their respective directors, officers, employees or agents acting or directly benefiting in any capacity in connection with the Loans:

(i) is a Designated Person;

(ii) is a Person that is owned or controlled by a Designated Person;

(iii) is organized or resident in a Sanctioned Country; or

(iv) is (or, except as disclosed in writing to the Administrative Agent prior to the date hereof, has, to the Borrower’s knowledge, within the year preceding the Effective Date) directly or, to the Borrower’s knowledge, indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Borrower and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Designated Persons or Sanctioned Countries, or (3) otherwise in violation of Sanctions, to the extent that such violation of Sanctions under this clause (3) could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties and (ii) Lynn S. McCreary, General Counsel of the Loan Parties, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for the quarterly period ended June 30, 2013.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit C.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming (i) (x) the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) at the time of and immediately after giving effect to the Loans to be made on the Effective Date, no Default shall have occurred and be continuing, and (ii) since December 31, 2012, there has been no material adverse change in the financial condition, operations, business or assets of the Borrower and its Subsidiaries on a Consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Borrower and/or its Subsidiaries as disclosed in the Borrower’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date).

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions are in full force and effect.

(g) The Administrative Agent shall have received evidence satisfactory to it that the Revolving Facility Agreement shall have been amended (or amended and restated) to reflect certain modifications agreed upon by the Administrative Agent and the Borrower, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, to conform to the terms of this Agreement.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will:

SECTION 5.01. Legal Existence. Except as may otherwise be permitted by Sections 6.03 and 6.04, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Borrower and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure so to do would not have a Material Adverse Effect.

SECTION 5.03. Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including business interruption, public liability (bodily injury and property damage), fidelity, workers’ compensation and property insurance, except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Performance of Obligations. Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, provided that neither the Borrower nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

SECTION 5.05. Condition of Property. Except as permitted by Sections 6.03 and 6.04 and for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all Property used or useful in the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do, except to the extent that the failure to do so would not have a Material Adverse Effect.

SECTION 5.06. Observance of Legal Requirements. Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Borrower’s 10-K in respect of such fiscal year, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Borrower’s auditors, which report shall state that (A) such auditor has audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP (provided that, notwithstanding the foregoing, such report may be with reference to such financial statements which have given effect to the consolidation of any FIN 46 Entities with the Borrower);

(b) [reserved];

(c) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Borrower’s 10-Q in respect of such fiscal quarter, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to normal year-end and audit adjustments);

(d) Simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Borrower, which shall certify that no Default or Event of Default shall have occurred and be continuing or, if so, specifying all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.09;

(e) Upon an executive officer of the Borrower becoming aware thereof, prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Borrower or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse Effect;

(f) Upon an executive officer of the Borrower becoming aware thereof, prompt written notice of the occurrence of (i) each Default, and (ii) each Material Adverse Effect;

(g) Upon the forwarding thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished;

(h) Promptly after either rating agency providing a rating for the Index Debt pursuant to the definition of “Applicable Rate” shall have publicly announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(i) Promptly after request therefor, such other information relating to the financial condition or business of the Borrower, the Subsidiaries and the FIN 46 Entities, as the Administrative Agent or any Lender at any time or from time to time may reasonably request.

Each report and other document required to be delivered by the Borrower pursuant to subparagraphs (a), (c), (d) and (g) of this Section 5.07 shall be deemed to have been delivered on the date upon which (i) other than in the case of the Compliance Certificate, the Borrower files such documents with the SEC via the EDGAR filing system (or any successor system), to the extent such documents are publicly available, or (ii) the Borrower notifies the Administrative Agent that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such report or document may be readily viewed and printed. The Administrative Agent shall promptly furnish to each Lender a copy (in the form received) of each notice or other information provided to the Administrative Agent under this Section 5.07.

SECTION 5.08. Records. At all reasonable times, upon reasonable prior notice and at the sole cost and expense of the Administrative Agent and the Lenders, permit representatives of the Administrative Agent and each Lender to discuss the affairs of the Borrower and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Borrower and each Subsidiary with the Borrower’s auditors.

SECTION 5.09. Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, except where the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Disaster Recovery Program.

Maintain, and cause each Subsidiary to maintain, a “disaster recovery program” which conforms to and complies with all laws, rules and regulations, and all industry standards for businesses of the type engaged in by the Borrower and the Subsidiaries, and keep such disaster recovery program in a current status at all times, in each case except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11. Subsidiary Guaranty.

(a) Guarantors. As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after the end of each fiscal quarter, the Borrower shall provide the Administrative Agent with written notice of any Domestic Subsidiary that has become a Material Subsidiary during such fiscal quarter, such notice setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Subsidiary to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters) in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Release.

(i) If any Subsidiary Guarantor ceases to be a Material Subsidiary (excluding any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in subsection (ii) below), the Borrower may provide the Administrative Agent with written notice thereof, and, upon receipt by the Administrative Agent of such notice, such Domestic Subsidiary shall no longer be a Subsidiary Guarantor and shall be automatically released from the Subsidiary Guaranty and its obligations thereunder shall be terminated; provided that such Domestic Subsidiary shall remain subject to the Subsidiary Guarantor requirements of subsection (a) above, if applicable. The obligations of all Subsidiary Guarantors under the Subsidiary Guaranty shall be automatically released and terminated when the Borrower achieves the Guaranty Ratings Threshold; provided that at any time the Borrower does not maintain the Guaranty Ratings Threshold, the obligations and requirements of any Subsidiary to be a Subsidiary Guarantor and to enter into the Subsidiary Guaranty, all pursuant to the terms and conditions of this Agreement, shall once again be fully effective upon the forty-fifth (45th) day after the date upon which the Borrower ceases to maintain the Guaranty Ratings Threshold.

(ii) Any Subsidiary Guarantor (including any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in this subsection (ii)) shall be released from the Subsidiary Guaranty upon the Borrower’s written request to the Administrative Agent, provided, however, that, (x) any such release of a Material Subsidiary shall only be permitted hereunder if, and effective upon, all of the assets (or substantially all of the assets) of, or all of the equity interests (or substantially all of the equity interests) in, a Material Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and (y) if at the time of any release of any Subsidiary Guarantor (based on the financial statements delivered pursuant to Section 5.07 for the most recently ended fiscal quarter prior to such release and calculated for the most recently ended four consecutive fiscal quarter period) the aggregate amount of the revenues of such Subsidiary Guarantor and all Domestic Subsidiaries that are not Subsidiary Guarantors (on a consolidated basis) at such time exceeds forty percent (40%) of the revenues of the Borrower and its Domestic Subsidiaries, on a consolidated basis, for the four consecutive fiscal quarter period most recently ended, then the Borrower shall, contemporaneously with such release, cause sufficient Domestic Subsidiaries to become Subsidiary Guarantors to eliminate such excess.

(c) Other Requirements. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.11(b)), the Borrower shall not permit any Subsidiary to guaranty the obligations under the New Bond Indenture or the Revolving Facility, regardless of whether such Subsidiary is a “Material Subsidiary”, unless such Subsidiary shall become a Subsidiary Guarantor.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01. Subsidiary Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents, (ii) the obligations and any other Indebtedness under the Revolving Facility, and (iii) the obligations and any other Indebtedness under the New Bond Indenture;

(b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 (including any extensions, renewals, refinancings, amendments, supplements, refundings, modifications or replacements of such Indebtedness (or, in the case of guarantees set forth on such Schedule, guarantees in respect of any extension, renewal, refinancing, amendment, supplement, refunding, modification or replacement of the guaranteed indebtedness), to the extent that the principal amount thereof shall not be increased);

(c) Indebtedness in respect of capital and operating leases, and Permitted Sale-Leaseback Transactions;

(d) purchase money Indebtedness in connection with the acquisition of fixed or capital assets;

(e) Indebtedness to the Borrower or any Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Borrower to the extent that such Indebtedness is not prohibited hereby; and

(f) other Indebtedness, provided that, immediately after giving effect thereto, the aggregate sum of all Indebtedness (without duplication) under this Section 6.01(f) (i) would not exceed 15.0% of Net Worth and (ii) subject to the preceding clause (i), to the extent secured by Liens, would be permitted under Section 6.02(l), (m), (o), (p) and/or (r).

SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Borrower or any Subsidiary, or permit any Subsidiary so to do, except any one or more of the following types of Liens:

(a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or any Subsidiary;

(e) Liens consisting of attachments, judgments or awards against the Borrower or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or any Subsidiary;

(f) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Borrower or any Subsidiary;

(g) Liens existing on the Effective Date and securing Indebtedness or other obligations of the Borrower or, to the extent permitted by Section 6.01, of the Subsidiaries;

(h) statutory Liens in favor of lessors arising in connection with Property leased to the Borrower or any Subsidiary;

(i) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.02 would violate Regulation U of the Board, as amended;

(j) purchase money Liens on Property hereafter acquired by the Borrower or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (j));

(k) Liens in respect of capital leases permitted by Section 6.01 and Permitted Sale-Leaseback Transactions;

(l) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(m) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) Liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) Liens on assets in order to secure defeased indebtedness.

(o) Liens securing Securitized Indebtedness in an aggregate principal amount not in excess of $250,000,000 at any one time outstanding;

(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (g), (j), (l) and (m) of this Section 6.02, to the extent that the principal amount secured by such Lien at such time is not increased and provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property and proceeds thereof), and

(q) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.02, and

(r) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this Section 6.02(r) would not exceed 10.0% of Net Worth as determined at the time of, and immediately after giving effect to, the issuance of such Lien.

SECTION 6.03. Asset Sales. Other than in connection with Permitted Sale-Leaseback Transactions or one or more transactions contemplated by Sections 6.04(a) or 6.04(b), sell, assign (other than a collateral assignment intended for security), transfer or otherwise dispose of, in one transaction or a series of related transactions, or permit any Material Subsidiary so to do, all or a substantial part of the consolidated assets of the Borrower and the Subsidiaries taken as a whole.

SECTION 6.04. Mergers and Acquisitions. Consolidate or merge into or with any Person, or make any Acquisition, or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any Material Subsidiary so to do, except as follows:

(a) any Subsidiary may merge into or be Acquired by a Loan Party, provided that (i) such Loan Party is the survivor or transferee thereof (and in a transaction involving the Borrower, the Borrower is the survivor or transferee thereof), and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist;

(b) any Subsidiary may merge into or be Acquired by another Subsidiary;

(c) Acquisitions of one or more Operating Entities or Properties, provided that immediately before and after giving effect to each such Acquisition under this Section 6.04(c), (1) no Default shall or would exist, and (2) all of the representations and warranties contained in Article III (other than Sections 3.04(a) and 3.12) shall be true and correct as if then made (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such date); and

(d) any Subsidiary may merge into or be Acquired by any Person (other than a Loan Party or Subsidiary), provided that (i) such transaction is not prohibited by Section 6.03 and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist.

SECTION 6.05. Pari Passu Obligations. The obligations of each Loan Party under the Loan Documents shall at all times rank not lower than pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Loan Party, except for those obligations that are mandatorily preferred by law, including by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

SECTION 6.06. Transactions with Affiliates. Become, or permit any Material Subsidiary to become, a party to any transaction with any Affiliate of the Borrower (excluding any direct or indirect wholly-owned Subsidiary of the Borrower and any Subsidiary Guarantor) on a basis materially less favorable to the Borrower or such Material Subsidiary in any material respect than if such transaction were not with an Affiliate of the Borrower, except for (a) any transaction permitted under Section 6.04 or Section 6.07 and (b) transactions effected as part of a securitization transaction permitted hereunder.

SECTION 6.07. Restricted Payments. Make any Restricted Payment, or permit any Subsidiary so to do, except any one or more of the following Restricted Payments:

(a) Restricted Payments made by the Borrower, provided that (i) immediately before and after giving effect thereto no Event of Default shall or would exist, and (ii) immediately after giving effect thereto, the Borrower would be in pro-forma compliance with Section 6.09; and

(b) Restricted Payments by any Subsidiary, provided that no Restricted Payment made to any holder of a minority interest in the Stock thereof shall be greater, on a pro rata basis, than the amount received by the Borrower and the other Subsidiaries in respect thereof.

SECTION 6.08. OFAC and Anti-Corruption Laws.

(a) The Borrower shall not, and shall ensure that none of its controlled affiliated companies will, directly or, to the Borrower’s knowledge, indirectly use the proceeds of Loans hereunder:

(i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, in each case in a manner that could reasonably be expected to have a Material Adverse Effect;

(ii) to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, in violation of Sanctions, as such Sanctions are in effect from time to time; or

(iii) in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any Sanctions.

(b) The Borrower shall not, and shall ensure that none of its controlled affiliated companies will, use funds or assets obtained directly or, to the Borrower’s knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions, to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.

(c) The Borrower shall, and shall ensure that each of its controlled affiliated companies will:

(i) conduct its business in compliance with Anti-Corruption Laws in all material respects;

(ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and

(iii) have reasonable controls and safeguards in place designed to prevent any proceeds of any Loans hereunder from being used contrary to the representations and undertakings set forth herein.

SECTION 6.09. Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than: 3.5 to 1.0; or

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty of any Loan Party in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any final version of any report, certificate or other document delivered on or after the date hereof, shall prove to have been incorrect in any material respect when made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or in Article VI or (ii) except as permitted herein, any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void by any Loan Party, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after an executive of such Loan Party being aware of such failure;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity; provided that this clause (g) shall not apply to any of the following events unless such event results in the acceleration of other Material Indebtedness: (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business and no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, in each case pursuant to Indebtedness of an acquired business;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $140,000,000 shall be rendered against the Borrower or any Subsidiary and the same shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 consecutive days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would have a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the occurrence of an Event of Default under and as defined in the New Bond Indenture;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided, no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it c/o Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention of Thomas Hirsch, Executive Vice President and Chief Financial Officer and Russ Kohl, Senior Vice President, Tax & Treasury (Facsimile No. (262) 879-5318), with a copy to, in the case of any notice of Default or Event of Default, Lynn S. McCreary, Executive Vice President and General Counsel (Facsimile No. (262) 879-5532);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita R. Siao (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, Attention of Richard Barritt (Telecopy No. (312) 386-7633); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the

Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release, unless required by the terms of this Agreement, all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender or (vii) permit the Borrower to assign its rights and obligations under this Agreement without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(d) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and MLPFS and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Borrower, the Administrative Agent will notify the Borrower of its intent to contact such outside counsel and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document at any time during a Default, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, (b) a dispute among the Lenders not arising from a Default (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Affiliates’ material breach of the Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that in the case of any assignment that requires the Borrower’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof), provided that no consent of the Borrower shall be required (but notice to the Borrower shall be required) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.;

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; and

(F) the assignee shall not be the Borrower or any Subsidiary or Affiliate of the Borrower.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time

(the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(d) and (g) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, promptly after any such set off and application, such Lender or Affiliate shall give notice thereof to the Borrower. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(ii) above, the applicable disclosing Person shall, to the extent practicable and not prohibited by applicable law, rule or regulation, notify the Borrower in writing of such required disclosure. For the purposes of this Section, “Information” means all information which is received from the Borrower relating to the Borrower, its Subsidiaries or Affiliates or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISERV, INC., as the Borrower

By	/s/ Thomas J. Hirsch
Name: Thomas J. Hirsch
Title: Executive Vice President

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By	/s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Executive Director

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By	/s/ Patrick Martin
Name: Patrick Martin
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually as a Lender and as a Co-Documentation Agent

By	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

SUNTRUST BANK, individually as a Lender and as a Co-Documentation Agent

By	/s/ David Bennett
Name: David Bennett
Title: Director

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent

By	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent

By	/s/ Brian Buck
Name: Brian Buck
Title: Director

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent

By	/s/ Henry Hissrich
Name: Henry Hissrich
Title: Vice President

[OTHER AGENTS AND LENDERS],

Signature Page to Loan Agreement

Fiserv, Inc.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$84,000,000
BANK OF AMERICA, N.A.	$84,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$84,000,000
SUNTRUST BANK	$84,000,000
U.S. BANK NATIONAL ASSOCIATION	$84,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$84,000,000
PNC BANK, NATIONAL ASSOCIATION	$84,000,000
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$43,000,000
RBS CITIZENS, N.A.	$43,000,000
SUMITOMO MITSUI BANKING CORPORATION	$43,000,000
TORONTO DOMINION (TEXAS) LLC	$43,000,000
BMO HARRIS BANK N.A.	$25,000,000
BRANCH BANKING & TRUST COMPANY	$25,000,000
KEYBANK NATIONAL ASSOCIATION	$25,000,000
THE HUNTINGTON NATIONAL BANK	$25,000,000
THE NORTHERN TRUST COMPANY	$25,000,000
COMERICA BANK	$15,000,000
AGGREGATE COMMITMENT	$900,000,000

SCHEDULE 3.04

LIST OF LITIGATION

None.

SCHEDULE 3.11

LIST OF ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.13

LIST OF MATERIAL SUBSIDIARIES

Each of the following entities is a Subsidiary Guarantor (Material Subsidiaries are in bold-faced type):

Material Subsidiaries:

CheckFree Services Corporation, a Delaware corporation

Fiserv Solutions, Inc., a Wisconsin corporation

Other Subsidiary Guarantors:

BillMatrix Corporation, a Delaware corporation

Fiserv Investment Solutions, Inc., a Delaware corporation

ITI of Nebraska, Inc., a Nebraska corporation

Information Technology, Inc., a Nebraska corporation

Open Solutions, LLC, a Delaware limited liability company

SCHEDULE 6.01

LIST OF EXISTING INDEBTEDNESS

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Fiserv, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of October 25, 2013 among Fiserv, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

FISERV, INC.

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.07 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee, and (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

OPINION OF COUNSEL OF FOLEY & LARDNER LLP

[ATTACHED]

October 25, 2013	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 012474-0132

The Lenders (as defined below) party from time to time to the Loan Agreement (as defined below), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

Re: Fiserv, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 4.01(b) of the Loan Agreement, dated as of the date hereof (the “Loan Agreement”), among Fiserv, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders (in such capacity, the “Agent”), and the various other parties thereto. Capitalized definitional terms used herein but not defined herein have the meanings set forth in the Loan Agreement.

We have acted as special counsel for the Opinion Parties (as defined below) in connection with the preparation, execution and delivery of the Loan Agreement, the Notes (as defined below) and the Subsidiary Guaranty (as defined below).

In that connection, we have examined:

1. The Loan Agreement;

2. Each promissory note dated as of the date hereof, if any, made by the Borrower and payable to the order of a Lender, as contemplated by Section 2.10(e) of the Loan Agreement (the “Notes”);

3. The Guaranty dated as of the date hereof (the “Subsidiary Guaranty”) in favor of the Agent for the ratable benefit of the Holders of Obligations (as defined in the Subsidiary Guaranty) made by each of:

(i) Fiserv Solutions, Inc., a Wisconsin corporation (“Solutions”);

(ii) CheckFree Services Corporation, a Delaware corporation (“CheckFree”);

(iii) BillMatrix Corporation, a Delaware corporation (“BillMatrix”);

(iv) Fiserv Investment Solutions, Inc., a Delaware corporation (“Investment Solutions”);

(v) ITI of Nebraska, Inc., a Nebraska corporation (“ITI”);

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

October 25, 2013

(vi) Information Technology, Inc., a Nebraska corporation (“Information Technology”); and

(vii) Open Solutions, LLC, a Delaware limited liability company (“Open Solutions” and, together with the Borrower, Solutions, CheckFree, BillMatrix, Investment Solutions, ITI and Information Technology, the “Opinion Parties”; the Opinion Parties other than the Borrower are referred to herein collectively as the “Guarantors”) (the Subsidiary Guaranty, together with the Loan Agreement and the Notes, the “Loan Documents”);

4. The organizational documents of each Opinion Party;

5. Certificates, dated October 22, 2013, of the Wisconsin Department of Financial Institutions with respect to the Borrower and Solutions;

6. Certificates, dated October 22, 2013, of the Delaware Secretary of State with respect to Open Solutions, Investment Solutions, CheckFree and BillMatrix; and

7. Certificates, dated October 23, 2013, of the Nebraska Secretary of State with respect to ITI and Information Technology.

We have also examined the originals, or copies certified to our satisfaction, of such records of the Opinion Parties, certificates of public officials and of officers or other representatives of the Opinion Parties, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates and opinions of the Opinion Parties or their respective officers or other representatives or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Loan Documents by each of the parties thereto other than the Opinion Parties.

Our opinions expressed below are limited to the laws of the States of New York and Wisconsin and the Federal law of the United States in effect on the date hereof as they presently apply. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

We note that various issues concerning (among other things) certain corporate matters are addressed in the opinion dated the date hereof of Lynn S. McCreary the Executive Vice President and General Counsel of the Borrower and counsel to each of the Guarantors, separately provided to you, and we express no opinion with respect to those matters (and we have, with your permission, relied in this opinion on such opinion of Lynn S. McCreary as to such matters without independent verification of the substance of such opinion).

October 25, 2013

In rendering this opinion, we have, with your permission, and without investigation, verification or inquiry, (i) relied as to all factual matters on the representations, warranties and certifications of the parties set forth in the Loan Agreement, each of the other Loan Documents and each of the certificates delivered pursuant thereto and (ii) assumed that:

a.	Each of the other parties to the Loan Documents, other than the Opinion Parties, is duly organized and validly existing under the laws of its jurisdiction of organization;

b.	Each of the parties to the Loan Documents has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Loan Documents; the transactions therein contemplated have been duly authorized by all parties thereto; the Loan Documents have been duly executed, delivered, and accepted by all parties thereto, other than the Opinion Parties; and the Loan Documents constitute the legal, valid, and binding obligations of all parties thereto, other than the Opinion Parties;

c.	There is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Loan Documents or that would have an effect on the opinions expressed herein; there are no judgments, decrees, or orders that impair or limit the ability of any Opinion Party to enter into, execute, and deliver and perform, observe, and be bound by the Loan Documents and the transactions contemplated therein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Loan Documents; and there has been no waiver of any of the provisions of the Loan Documents by conduct of the parties or otherwise;

d.	All natural persons who are signatories to the Loan Documents or the other documents reviewed by us were legally competent at the time of execution; all signatures on the Loan Documents and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion; and

e.	Each Opinion Party has received adequate consideration with respect to the execution and delivery of the Loan Documents.

October 25, 2013

Based upon the foregoing and upon such investigation as we have deemed necessary, but subject to the assumptions, qualifications, and limitations set forth herein, we are of the following opinion:

1. Based solely on a certificate of the Wisconsin Department of Financial Institutions, each of the Borrower and Solutions is a corporation validly existing under the laws of the State of Wisconsin, has filed its most recent required annual report and has not filed articles of dissolution with the Wisconsin Department of Financial Institutions. Based solely on a certificate of the Delaware Secretary of State, (i) each of Investment Solutions, BillMatrix and CheckFree is a corporation duly incorporated and in good standing under the laws of the State of Delaware, and (ii) Open Solutions is a limited liability company duly organized and in good standing under the laws of the State of Delaware. Based solely on a certificate of the Nebraska Secretary of State, each of Information Technology and ITI is a corporation duly incorporated and in existence under the laws of the State of Nebraska.

2. Based solely on a review of the signature pages of the Borrower to the Loan Agreement and the Notes and an incumbency certificate dated the date hereof of the Borrower, the Loan Agreement and the Notes have been duly executed and (assuming physical delivery of the Borrower’s signature pages to the other parties to the Loan Agreement and the Notes) delivered on behalf of the Borrower. Based solely on a review of the signature pages of the Guarantors to the Subsidiary Guaranty and incumbency certificates dated the date hereof of each Guarantor, the Subsidiary Guaranty has been duly executed and (assuming physical delivery of the Guarantors’ signature pages to the other parties to the Subsidiary Guaranty) delivered on behalf of each Guarantor.

3. The Loan Agreement is, and after giving effect to the borrowings evidenced thereby the Notes will be, the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms. The Subsidiary Guaranty is the valid and binding obligation of each Guarantor enforceable against such Guarantor in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

(a) Our opinions in paragraph 3 above as to enforceability are subject to the effect of any applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally.

(b) Our opinions in paragraph 3 above as to enforceability are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), and limitations on the availability of specific performance, injunctive relief, and other equitable remedies.

October 25, 2013

(c) Our opinions in paragraph 3 above as to enforceability are subject to the possibility that certain rights, remedies, waivers, and other provisions of the Loan Documents may not be enforceable; nevertheless, such unenforceability will not render the Loan Documents invalid as a whole or substantially interfere with the practical realization of the principal benefits purported to be provided thereby.

(d) This opinion letter has been prepared and should be understood in accordance with Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 591 (1998).

(e) We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Loan Documents with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Opinion Parties to the extent expressly set forth herein).

(f) We have made no examination of, and express no opinion as to whether or not the Opinion Parties are in compliance with any representations or warranties, affirmative or negative covenants, or other obligations contained in the Loan Documents.

(g) We express no opinion herein as to: (i) securities or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.01(b) of the Loan Agreement, and is being rendered solely for the benefit of the addressees hereof. This opinion may not be used or relied upon for any other purpose, or relied upon by any other party in each case without our prior written consent.

Very truly yours,

FOLEY & LARDNER LLP

EXHIBIT B-2

OPINION OF GENERAL COUNSEL OF THE BORROWER

[ATTACHED]

October 25, 2013

The Lenders (as defined below) party from time to time to the Loan Agreement (as defined below), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

Re: Fiserv, Inc.

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Fiserv, Inc., a Wisconsin corporation (the “Borrower”), and in such capacities I, or lawyers under my supervision, have acted as internal counsel to the Borrower, Fiserv Solutions, Inc., a Wisconsin corporation (“Solutions”), CheckFree Services Corporation, a Delaware corporation (“CheckFree”), BillMatrix Corporation, a Delaware corporation (“BillMatrix”), Fiserv Investment Solutions, Inc., a Delaware corporation (“Investment Solutions”), ITI of Nebraska, Inc., a Nebraska corporation (“ITI”), Information Technology, Inc., a Nebraska corporation (“Information Technology”), and Open Solutions, LLC, a Delaware limited liability company (“Open Solutions” and, together with the Borrower, Solutions, CheckFree, BillMatrix, Investment Solutions, ITI, and Information Technology, the “Opinion Parties”; the Opinion Parties other than the Borrower are referred to herein collectively as the “Guarantors”) in connection with:

(i) the Loan Agreement dated as of the date hereof (the “Loan Agreement”) among the Borrower, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders (in such capacity, the “Agent”), and the various other parties thereto;

(ii) each promissory note dated as of the date hereof, if any, made by the Borrower and payable to the order of a Lender, as contemplated by Section 2.10(e) of the Loan Agreement (the “Notes”); and

(iii) the Guaranty dated as of the date hereof (the “Guaranty”) made by the Guarantors in favor of the Agent for the ratable benefit of the Holders of Obligations (as defined in the Guaranty).

Capitalized definitional terms not otherwise defined herein shall have the same meanings assigned to them in the Loan Agreement, unless the context otherwise requires. This opinion is delivered to you pursuant to Section 4.01(b) of the Loan Agreement. In connection with rendering this opinion, I, or lawyers under my supervision, have examined the following documents:

a)	The Loan Agreement;

b)	The Notes;

c)	The Guaranty (together with the Loan Agreement and the Notes, the “Loan Documents”);

d)	The organizational documents of each Opinion Party;

e)	Certificates, dated October 22, 2013, of the Wisconsin Department of Financial Institutions with respect to the Borrower and Solutions;

f)	Certificates, dated October 22, 2013, of the Delaware Secretary of State with respect to Open Solutions, Investment Solutions, CheckFree and BillMatrix;

g)	Certificates, dated October 23, 2013, of the Nebraska Department of State with respect to ITI and Information Technology;

h)	Resolutions of the Board of Directors or sole Member of each Opinion Party, as applicable, authorizing its respective officers to enter into the Loan Documents to which it is a party; and

i)	Such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Opinion Parties) as I have considered necessary for purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise. We have assumed the due execution and delivery, pursuant to due authorization, of the Loan Documents by each of the parties thereto other than the Opinion Parties.

Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Opinion Parties, I have made inquiries to the extent I believe reasonable with respect to such matters, and have relied upon representations made to me by one or more officers, employees or other representatives of the Opinion Parties, and nothing has come to my attention leading me to question the accuracy of such information.

I express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Wisconsin and the Federal law of the United States of America.

2

I note that various issues concerning (among other things) certain enforceability matters are addressed in the opinion dated the date hereof of Foley & Lardner LLP, special counsel to the Opinion Parties, separately provided to you, and I express no opinion with respect to those matters (and I have, with your permission, relied in this opinion on such opinion of Foley & Lardner LLP as to such matters without independent verification of the substance of such opinion).

Based on the foregoing I am of the opinion that:

1.	The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder and the borrowings therein provided for, the Borrower’s issuance of the Notes and performance of each and all of the matters and things therein provided are within the corporate power of the Borrower and the Guarantors, as the case may be, and do not (a) conflict with or result in any violation of such Opinion Party’s organizational documents, (b) to the best of my knowledge after due inquiry, violate any applicable law, regulation, decree, order, judgment or injunction, the violation of which would have a Material Adverse Effect, or (c) to the best of my knowledge after due inquiry, conflict with, result in a breach of, or constitute a default under, any agreement which breach or default would have a Material Adverse Effect.

2.	Each Opinion Party has authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with such Opinion Party’s organizational documents. No consent or approval of, or other action by, shareholders of an Opinion Party or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by such Opinion Party of the Loan Documents to which it is a party, (b) except for the filing by the Borrower with the SEC of the Loan Documents to which it is a party, is required of such Opinion Party in connection with the execution and delivery by such Opinion Party of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against such Opinion Party of the Loan Documents to which it is a party.

3.	There is no litigation or governmental proceeding pending, or to the best of my knowledge, threatened against the Borrower or any Subsidiary which could reasonably be expected (i) except as disclosed in the Borrower’s filings with the SEC on Forms 10-K, 10-Q or 8-K prior to the date hereof, to have a Material Adverse Effect; (ii) to impair the validity or enforceability of any Loan Document; or (iii) to materially impair the ability of any Opinion Party to perform its obligations under the Loan Documents.

4.	No Opinion Party is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3

The foregoing opinions are subject to the following additional assumptions and qualifications:

A. This opinion letter has been prepared and should be understood in accordance with Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 591 (1998) and Closing Opinions of Inside Counsel, 58 Bus. Law. 1127 (2003) by the Committee on Legal Opinions, ABA Section of Business Law.

B. With respect to my opinions in paragraphs 1 and 2, my opinions only address federal or state laws, statutes, and regulations (other than those laws, rules and regulations specifically excluded below) and consents, approvals or other actions by any Person that an attorney licensed in the State of Wisconsin exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Opinion Parties and transactions of the type contemplated by the Loan Documents.

C. I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Loan Documents (other than the Opinion Parties to the extent set forth herein) with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Opinion Parties to the extent expressly set forth herein).

D. I express no opinion herein as to: (i) securities (other than as set forth in opinion paragraph 4 above) or blue sky laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use, or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering, or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

E. With respect to my opinion set forth in clause (c) of opinion paragraph 1, I have not reviewed, and express no opinion on, (i) financial covenants or ratios or similar provisions requiring financial calculations, or any restriction or limitation expressed as an amount or percentage, or determinations to ascertain whether there is any breach of or default under any such provisions or (ii) provisions relating to the occurrence of a “material adverse effect” or words of similar import.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and I assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes in laws that may hereafter occur or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is provided solely for your benefit and for the benefit of your permitted transferees under the Loan Agreement and is not to be relied upon for any purposes other than in respect of the Loan Agreement or by any other person without my express written consent.

[remainder of page intentionally left blank]

4

FISERV, INC.

Lynn S. McCreary
Executive Vice President and General Counsel

EXHIBIT C

LIST OF CLOSING DOCUMENTS

FISERV, INC.

TERM LOAN FACILITY

October 25, 2013

LIST OF CLOSING DOCUMENTS1

A. LOAN DOCUMENTS

1.	Loan Agreement (the “Loan Agreement”) by and among Fiserv, Inc., a Wisconsin corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a term loan facility to the Borrower from the Lenders in an aggregate principal amount of $900,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 3.04	—	List of Litigation
Schedule 3.11	—	List of Environmental Matters
Schedule 3.13	—	List of Material Subsidiaries; Capital Stock
Schedule 6.01	—	List of Existing Indebtedness

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	—	Form of Opinion of General Counsel of the Loan Parties
Exhibit C	—	List of Closing Documents
Exhibit D	—	Form of Subsidiary Guaranty
Exhibit E	—	Form of Compliance Certificate
Exhibit F-1	—	Form of Borrowing Request
Exhibit F-2	—	Form of Interest Election Request

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(d) of the Loan Agreement.
3.	Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrower, the “Loan Parties”) in favor of the Administrative Agent.

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Loan Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Borrowing under the Loan Agreement.

5.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

C. OPINIONS

6.	Opinion of Foley & Lardner LLP, counsel for the Loan Parties.

7.	Opinion of Lynn S. McCreary, General Counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Loan Agreement are true and correct and (ii) no Default has occurred and is then continuing.

2

EXHIBIT D

FORM OF SUBSIDIARY GUARANTY

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of October 25, 2013, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, but subject to Section 24 hereof, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Loan Agreement referred to below.

WITNESSETH

WHEREAS, FISERV, INC., a Wisconsin corporation (the “Borrower”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”), have entered into a certain Loan Agreement dated as of October 25, 2013 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Loan Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Loan Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.11 of the Loan Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Loan Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrower;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms defined in the Loan Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Loan Agreement are true and correct in all material respects on the date such Guarantor becomes a party hereto. Each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Loan Agreement or any amount payable under the Loan Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Loan Agreement.

SECTION 3. Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Loan Agreement, (ii) all other amounts payable by the Borrower or any of its Subsidiaries under the Loan Agreement and the other Loan Documents and (iii) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations, including without limitation the Lenders, being referred to collectively as the “Holders of Obligations”). Upon (x) the failure by the Borrower, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith promptly after demand pay such amount or perform such obligation at the place and in the manner specified in the Loan Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by (unless released from its obligations pursuant to Section 24):

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Loan Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

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(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Unless earlier terminated pursuant to Section 24, each of the Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments under the Loan Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by the Borrower or any other party under the Loan Agreement or any other Loan Document (including a payment effected through an exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to a settlement entered into by a Credit Party in its discretion), each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in Dollars.

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SECTION 6. General Waivers; Additional Waivers.

(A) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand (except as otherwise provided herein) or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices and demands (except if such notice or demand is specifically required to be given to such Guarantor hereunder or under the Loan Documents) to which each Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations (provided that nothing herein shall prevent the assertion of any claim by separate suit or compulsory counterclaim); (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other

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Holders of Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights as a result of payment of the Guaranteed Obligations, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal, interest and other amounts from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or

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hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness for borrowed money of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that during the occurrence of an Event of Default, except as otherwise permitted by the Loan Agreement, until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor

SECTION 8. Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Loan Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

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(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Loan Agreement.

SECTION 9. Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 11. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Loan Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Borrower at the address of the Borrower set forth in the Loan Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 12. No Waivers. No failure or delay by the Administrative Agent or any other Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

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SECTION 13. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Obligations and their respective successors and permitted assigns; provided, that (subject to Section 24) no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Required Lenders (or, if all or substantially all of the Guarantors are proposing to assign, all of the Lenders), and any such assignment in violation of this Section 13 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 14. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 15. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(B) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.

(C) TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

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SECTION 17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 18. Taxes, Expenses of Enforcement, etc.

(A) Taxes.

(i) All payments by any Guarantor to or for the account of any Lender, the Administrative Agent or any other Holder of Obligations hereunder or under any promissory note shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes). If any Guarantor shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or any other Holder of Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 18(A)) such Lender, the Administrative Agent or any other Holder of Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent a copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Guaranty (“Other Taxes”).

(iii) The Guarantors hereby agree to indemnify the Administrative Agent, each Lender and any other Holder of Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 18(A), but in any event excluding all Excluded Taxes) paid by the Administrative Agent, such Lender or such other Holder of Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such Lender or such other Holder of Obligations makes demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

(iv) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(d) and (g) of the Loan Agreement.

(B) Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Obligations) paid or incurred by the Administrative Agent or any other Holder of Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Holders of Obligations on a pro rata basis for application in accordance with the terms of the Loan Agreement.

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SECTION 19. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations (including the Administrative Agent) may, without prior notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Loan Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations (including the Administrative Agent) or any of their respective affiliates (but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party). Promptly after any such appropriation and application, such Holder of Obligations shall give notice thereof to the applicable Guarantor.

SECTION 20. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 21. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 22. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations (including the Administrative Agent).

SECTION 23. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 24. Release. The Guarantors shall be released from this Guaranty and their obligations hereunder shall be terminated to the extent permitted, and in accordance with, Section 5.11(b) of the Loan Agreement.

Remainder of Page Intentionally Blank.

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IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[INITIAL GUARANTORS TO COME]

By:
Name:
Title:

11

Acknowledged and Agreed

as of the date first written above:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

12

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (the “Guaranty”) made as of October 25, 2013 by and among [NAME INITIAL GUARANTORS] (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Loan Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all material respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this         day of         , 20    .

[NAME OF NEW GUARANTOR]

By:
Its:

13

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.,

as Administrative Agent

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Richard Barritt

Re:	Loan Agreement, dated as of October 25, 2013, by and among Fiserv, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”)

Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

With respect to the financial statements delivered herewith, I hereby certify, to the best of my knowledge, that such financial statements have been prepared in accordance with GAAP (without footnotes and subject to audit and year-end adjustments in the case of quarterly financial statements).

Attached is a worksheet containing calculations required to establish the following as of the fiscal quarter ended             , 20    :

Leverage Ratio is         .            :1.00.

Interest Coverage Ratio is         .            :1.00.

In addition, I hereby certify that, to the best of my knowledge, no condition or event has occurred and is continuing which would constitute a Default or an Event of Default, [except as follows:

SPECIFY ALL SUCH VIOLATIONS, CONDITIONS AND EVENTS AND THE NATURE AND STATUS THEREOF]

FISERV, INC.

By:
Name:
Title:

WORKSHEET

[The form of the Worksheet to be agreed to by the Borrower and the Administrative Agent]

2

EXHIBIT F-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Teresita R. Siao

Facsimile: (888) 292-9533

With a copy to:

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Richard Barritt

Facsimile: (312) 386-7633

Re: Fiserv, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement dated as of October 25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Fiserv, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.03 of the Loan Agreement that it requests the initial Borrowing under the Loan Agreement, and in that connection the undersigned Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Aggregate principal amount of Borrowing:[5] $900,000,000

2.	Date of Borrowing (which shall be a Business Day):

3.	Type of Borrowing (ABR or Eurodollar):

4.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[6]

5.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

[5]	Not less than applicable amounts specified in Section 2.02(c).
[6]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section 4.01 of the Loan Agreement are satisfied as of the date hereof.

Very truly yours,

FISERV, INC., as the Borrower

By:
Name:
Title:

EXHIBIT F-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Teresita R. Siao

Facsimile: (888) 292-9533

With a copy to:

10 South Dearborn, 7th Floor

Chicago, Illinois 60603

Attention: Richard Barritt

Facsimile: (312) 386-7633

Re: Fiserv, Inc.

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement dated as of October 25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Fiserv, Inc. (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.08 of the Loan Agreement that it requests to convert an existing Borrowing under the Loan Agreement, and in that connection the undersigned Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurodollar):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[1]

[Signature Page Follows]

[1]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,

FISERV, INC., as the Borrower

By:
Name:
Title: